EXHIBIT 11

                          INDEPENDENT AUDITORS' CONSENT


The Board of Trustees of
  The Flex-Partners, Mutual Fund
  Portfolio, Utilities Stock Portfolio,
  Growth Stock Portfolio and Money
  Market Portfolio:

We consent to the use of our reports included herein dated February 12, 1998 on the financial statements of the Tactical Asset Allocation Fund, Utility Growth Fund, Core Equity Fund, International Equity Fund, Institutional Fund, the Mutual Fund Portfolio, Utilities Stock Portfolio, Growth Stock Portfolio and Money Market Portfolio as of December 31, 1997 and for the periods indicated in each Annual Report and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Auditors" in the Statements of Additional Information.


                                           KPMG Peat Marwick LLP


Columbus, Ohio
April 30, 1998